Exhibit 5.1

MANATT, PHELPS & PHILLIPS, LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
(310) 312-4000
FAX: (310) 312-4224

February 17, 2004

Board of Directors
Focus Enhancements, Inc.
600 Research Drive
Wilmington, Massachusetts 01887

Re:     Form S-4 Registration Statement Under the Securities Act of 1933

Ladies and Gentlemen:

This opinion is rendered in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Act”) relating to the issuance of up to 3,805,453 shares of common stock, par value $.01 per share (the “Common Stock”), of Focus Enhancements, Inc. (the “Company”) pursuant to an Agreement and Plan of Reorganization dated January 27, 2003 (“Reorganization”) by and between the Company and Visual Circuits Corporation. As special counsel to Focus, we have reviewed such legal matters as we have deemed appropriate for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the shares of Common Stock of Focus covered by the aforesaid Registration Statement will, when issued in accordance with the terms of the Reorganization Agreement will be validly issued, fully paid, and non-assessable shares of Common Stock of Focus.

We hereby consent to the use of this opinion and to the reference to our firm appearing in Focus’ Prospectus under the heading “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission adopted under the Act.

This opinion is given as of the effective date of the Registration Statement and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

Sincerely,

/s/Manatt, Phelps & Phillips, LLP MANATT, PHELPS & PHILLIPS, LLP